Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

Palo Alto, CA — May 7, 2014 — Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) today announced its financial results for the first quarter ended March 31, 2014.

“We made important progress in the first quarter on our two lead programs - Kerydin and AN2728,” said Paul Berns, President and Chief Executive Officer of Anacor Pharmaceuticals.  “We have had a constructive dialogue with the FDA throughout its review of our New Drug Application for Kerydin, and we are preparing for Kerydin’s launch later this year, pending FDA approval.  In addition, we recently initiated the pivotal Phase 3 studies of AN2728 for the treatment of mild-to-moderate atopic dermatitis which are continuing to enroll at sites throughout the United States.”

First Quarter 2014 Highlights and Recent Developments

Clinical Update and Anticipated Milestones

•                  Kerydin (tavaborole) — our lead topical antifungal product candidate for the treatment of mild-to-moderate onychomycosis of the toenail.  Onychomycosis is a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States according to Podiatry Today.

•                  Kerydin has a PDUFA V goal date of July 29, 2014 and, subject to FDA approval, we anticipate launching Kerydin in the second half of 2014.

•                  In the first quarter of 2014, we initiated a clinical study of Kerydin to evaluate its efficacy, safety and local tolerability when treating mild-to-moderate toenail onychomycosis in conjunction with debridement, as needed.  The objective of this study is to examine how Kerydin performs in treating mild-to-moderate onychomycosis of the toenail when podiatrists incorporate it into their typical onychomycosis treatment regimen, which may include debridement and other adjunctive treatments, but may not include any oral antifungal therapy.

•                  AN2728 — our lead topical anti-inflammatory product candidate for the treatment of mild-to-moderate atopic dermatitis.  Atopic dermatitis is a chronic rash characterized by inflammation and itch.  According to the National Eczema Association, almost 18 million people in the United States have atopic dermatitis, and approximately 8% - 18% of all infants and children are affected by the disease.

•                  In February 2014, we successfully completed an End of Phase 2 meeting with the FDA and reached agreement on the major parameters of the Phase 3 trial design.

•                  In March 2014, we enrolled the first patient in the pivotal Phase 3 studies of AN2728 to treat patients with mild-to-moderate atopic dermatitis.  We plan to enroll approximately 750 patients in each of two Phase 3 clinical trials.

•                  We expect data from the Phase 3 studies of AN2728 in mild-to-moderate atopic dermatitis in the second half of 2015.

Upcoming Presentation of Study Results

In the first quarter of 2014, we completed an in vitro penetration study in which we evaluated the ability of Kerydin to penetrate through nails that have been painted with up to four coats of nail polish.  The results of this study are being presented at the Society of Investigative Dermatology Annual Meeting, which is being held from May 7 — 10, 2014.

Selected First Quarter 2014 Financial Results

Revenues for the quarter ended March 31, 2014 were $4.2 million, compared to $1.7 million for the comparable period in 2013.  The increase in revenues from the same period in 2013 is primarily due to $2.7 million of revenue recorded in the first quarter of 2014 from our research collaborations with The Bill and Melinda Gates Foundation and the Defense Threat Reduction Agency, which commenced in April and October of 2013, respectively.  This increase is partially offset by a decrease in revenue recognized under our collaboration agreement with GlaxoSmithKline, LLC.

Research and development expenses were $15.9 million for the first quarter of 2014, compared to $11.2 million for the same quarter in 2013.  The increase in research and development expenses from the prior year period is primarily due to a $4.7 million increase in clinical trial and drug development expenses for our AN2728 program, partially offset by a $1.0 million decrease in expenses related to our Kerydin program.

General and administrative expenses for the first quarter of 2014 were $8.3 million, compared to $4.7 million for the comparable period in 2013.  The increase from the prior year period is primarily due to $3.7 million in stock-based compensation and benefits related to changes in the executive management team and $1.3 million in pre-launch sales and marketing expenses for Kerydin recorded in the first quarter of 2014, partially offset by a decrease in legal fees.

Cash, cash equivalents and investments totaled $146.7 million at March 31, 2014, compared to $166.8 million at December 31, 2013.  Investment balances at March 31, 2014 and December 31, 2013 include short-term and long-term investments, as well as $4.2 million and $4.6 million of restricted investments, respectively.

Conference Call and Webcast

Anacor will host a conference call at 4:30 p.m. ET / 1:30 p.m. PT today, during which management will discuss Anacor’s financial results and recent developments. The call may be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on Anacor’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s two lead product candidates are topically administered dermatologic compounds — Kerydin, a topical antifungal in development for the potential treatment of mild-to-moderate onychomycosis, and AN2728, an anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.  In addition to its two lead product candidates, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to Kerydin and AN2728, respectively, and AN3365, an antibiotic in development for the treatment of infections caused by Gram-negative bacteria.  Anacor has also discovered three other compounds that have been out-licensed for further development — one is licensed to Eli Lilly and Company for the treatment of an animal health indication, the second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative, or DNDi, for human African trypanosomiasis (HAT, or sleeping sickness) and the third compound is licensed to GlaxoSmithKline, LLC for tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in earlier stages of research and pre-clinical development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the progress, timing and results of our clinical trials, safety and efficacy of our product candidates, timing and potential approval of our product candidates and timing and potential commercial success of our products.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.  These forward looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.  The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: any delay or failure by the FDA to approve Kerydin; our ability to timely and successfully launch, either alone or with a partner, Kerydin; any issues or delays arising during the course of our Phase 3 studies or other clinical trials relating to AN2728; any delay or failure by the FDA to approve AN2728; our ability to timely and successfully launch, either alone or with a partner, AN2728; and the other risks identified in our periodic filings, including our Annual Report on Form 10-K for the year ended December 31, 2013.

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013
	(unaudited)
Revenues:
Contract revenue	$4,158	$1,708
Total revenues	4,158	1,708

Operating expenses:
Research and development (1)	15,935	11,159
General and administrative (1)	8,328	4,716
Total operating expenses	24,263	15,875

Loss from operations	(20,105)	(14,167)
Interest income	64	14
Interest expense	(1,089)	(911)
Other expense	(42)	(14)
Net loss	$(21,172)	$(15,078)

Net loss per common share — basic and diluted	$(0.51)	$(0.42)

Weighted-average number of common shares used in calculating net loss per common share - basic and diluted	41,739,272	35,846,287

(1)         Includes the following noncash, stock-based compensation expenses:

Research and development expenses	$1,085	$425
General and administrative expenses	$3,651	$334

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2014	2013 (1)
	(unaudited)

Cash, cash equivalents and investments (2)	$146,737	$166,815
Total assets	156,921	172,165
Notes payable	28,233	28,018
Accumulated deficit	(151,618)	(130,446)
Total stockholders’ equity	105,691	121,432

(1)         Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(2)         Investment balances at March 31, 2014 and December 31, 2013 include short-term and long-term investments as well as $4.2 million and $4.6 million of restricted investments, respectively.

Company Contacts:

Geoff Parker

Chief Financial Officer

650.543.7516

DeDe Sheel

Senior Director, Investor Relations and Corporate Communications

650.543.7575